                                  Exhibit 2.1

                     AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is dated July 31, 1997, and is by and between Angus Corporation, a Delaware corporation (the "Company") and Asset Retrieval Services, Inc., a California corporation ("ARS").

                                R E C I T A L S

     WHEREAS, the shareholders of ARS ("Shareholders") own the shares of capital stock of ARS as set forth in Schedule 1 attached hereto, constituting all of the issued and outstanding stock of ARS (the "ARS Shares");

     WHEREAS, the Company desires to acquire all, but in any event no less than 80%, of the ARS Shares held by them, and the Shareholders desire to exchange all of the ARS Shares for shares of voting common stock of the Company, in a transaction that qualifies under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

                               A G R E E M E N T

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.       EXCHANGE OF THE SHARES AND CONSIDERATION

     1.01 Shares Being Exchanged. Effective at the closing of this Agreement (the "Closing"), and subject to the terms and conditions of this Agreement the Shareholders shall assign, transfer and deliver to the Company all of the ARS Shares which they own.

     1.02 Consideration. Subject to the terms and conditions of this Agreement and in consideration of the assignment and delivery of ARS Shares to the Company, the Company shall at Closing issue to the Shareholders a number of shares of voting common stock ("Company Common Stock") $.001 par value per share (the "Company Shares"), equal to the number of shares set forth opposite the Shareholder's name on Schedule 1 attached hereto, at the rate of 16.6 shares of Company Common Stock for each one ARS share.

     1.03 Closing. The Closing of the transaction contemplated by this Agreement (the "Closing") shall take place on July 31, 1997 as to Shareholders holding at least 80% of the ARS Shares. Thereafter, the Company shall issue shares as the remaining Shareholders deliver ARS Shares.

     1.04 Deliveries. Concurrently with the execution and delivery of this Agreement, the parties are delivering the following documents:

                  1.04(a) The items and documents set forth in Sections 1.01 and 1.02.

                  1.03(a) Pursuant to Section 7.01 hereof, Company shall deliver to Shareholders resolutions of the Company's Board of Directors, electing Barry Lotz, Robert L. Wagaman, and C. Douglas Freeland, as members of the Board of Directors, and the following persons as officers of the Company:

                  Barry Lotz, Chief Executive Officer and President

                  C. Douglas Freeland, V.P. Acquisitions

                  Robert L. Wagaman, V.P. Operations

              1.04(c) The Company shall deliver the resignations of all of its current officers and directors effective at Closing.

I.   REPRESENTATIONS AND WARANTIES OF ARS

     ARS represents and warrants to the Company as follows, as of the date of this Agreement and as of the Closing:

     2.01. Organization.

         2.01(a). ARS is a corporation duly organized, validly existing and in good standing under the laws of the State of California; ARS has the corporate power and authority to carry on its business as presently conducted; and ARS is qualified to do business in all jurisdictions where the failure to be so qualified would have material adverse effect on its business.

         2.01(b). The copies of the Articles of Incorporation and all amendments thereto of ARS as certified by the Secretary of State of California, and the copy of the Bylaws as certified by the Secretary of ARS, which have heretofore been delivered to the Company, are complete and correct copies of such Articles of Incorporation as amended and in effect on the date hereof. All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of ARS are contained in the minute book of ARS heretofore delivered to the Company for examination and no minutes or actions in writing have been included in such minute book since such delivery to the Company that have not also been delivered to the Company.

     2.02. Capitalization.

         2.02(a). The authorized capital stock of ARS is ten million shares of common stock and ten million shares of preferred stock. The issued and outstanding shares of ARS is 396,885 shares of Common Stock, and no shares of Preferred Stock. All of the issued and outstanding shares of ARS are duly authorized, validly issued, fully paid and nonassessable.

         2.02(b). Except as set forth in Exhibit 2.02(b) there are no outstanding options, warrants, or rights to purchase any securities of ARS.

     2.03. Subsidiaries and Investments. ARS does not own any capital stock or have any interest in any corporation, partnership or other form of business organization.

     2.04. Financial Statements. The unaudited financial statements of ARS as of and for the period inception to July 31, 1997 (the "Financial Statements") present fairly the financial position and results of operations of ARS, on a consistent basis. The financial records of ARS are of such a character and quality that an unqualified (except as to going concern) audit of the ARS Financial Statements may be performed within 75 days of the Closing.

     2.05. No Undisclosed Liabilities. ARS is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due, which is not reflected or reserved against in the Financial Statements, except those incurred in the normal course of business.

     2.06. Absence of Material Changes. Since July 31, 1997, except as described in any Exhibit hereto or as required or permitted under this Agreement, there has not been:

             2.06(a). any material change in the condition (financial or otherwise) of the properties, assets, liabilities or business of ARS, except changes in the ordinary course of business which , individually and in the aggregate, have not been materially adverse;

             2.06(b). any redemption, purchase or other acquisition of any shares of the capital stock of ARS, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by ARS relating to their authorized or issued capital stock; or

             2.06(c). any change or amendment to the Articles of Incorporation of ARS.

     2.07. Litigation. There is no litigation, proceeding or investigation pending or threatened against ARS affecting any of its properties or assets against any officer, director, or stockholder of ARS that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of ARS or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

     2.08. Title To Assets. ARS has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheets contained in the Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances.

     2.09.  Real Estate.  ARS owns no real estate.

     2.10 Contracts and Undertakings. Exhibit 2.10 attached hereto contains a list of all contracts, agreements, leases, licenses, arrangements, commitments and other undertakings to which ARS is a party or by which it or its property is bound. Each of said contracts, agreements, leases, licenses, arrangements, commitments and undertakings is valid, binding and in full force and effect. ARS is not in material default, or alleged to be in material default, under any contract, agreement, lease, license, commitment, instrument or obligation to which ARS is a party is in default thereunder no does there exist any condition or event which, after notice or lapse of time or both would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

     2.11. Underlying Documents. Copies of all documents described in any Exhibit attached hereto (or a summary of any such contract, agreement or commitment, of oral) have been made available to the Company and are complete and correct and include all amendments, supplements or modifications thereto.

     2.12. Transactions with Affiliates, Directors and Shareholders. Except as set forth in exhibit 2.12 hereto, there are and have been no contracts, agreements, arrangements or other transactions between ARS, and any officer, director, or stockholder of ARS, or any corporation or other entity controlled by the Shareholders, a member of the Shareholders' families, or any affiliate of the Shareholders.

     2.13. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or any term or provision of, or constitute a default under, the Articles of Incorporation of Bylaws of ARS, or any agreement, contract or instrument to which ARS is a party or by which it or any of its assets are bound.

     2.14. Ownership of Intellectual Property Rights. ARS owns or has valid right or license to use all patents, patent rights, trade secrets, trademarks, trademark rights, trade names, trade name rights, copyrights and other intellectual property rights (collectively referred to as "Intellectual Property Rights") which are necessary to operate its business as now operated and as now proposed to be operated. A brief description of such Intellectual Property Rights is set forth on Exhibit 2.14 attached hereto. Except as set forth on Exhibit 2.14, ARS does not have any obligation to compensate any person, firm, corporation or other entity for the use of any such Intellectual Property Rights, nor has ARS granted to any person, firm, corporation or other entity any license or other rights to use in any manner, or waived its rights with respect to any Intellectual Property Rights of ARS.

     2.15. Disclosure. Neither this Agreement, the Financial Statements nor any other agreement, document, certificate or written or oral statement furnished to the Company by or on behalf of ARS in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein no misleading.

     2.16. Authority. ARS has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of ARS and no other corporate proceedings on the part of ARS are necessary to authorize this Agreement and the transactions contemplated hereby.

III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to ARS and Shareholders as follows, as of the date of this Agreement and as of Closing:

         3.01.  Organizations.

                  3.01(a). The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

                  3.01(b). The copies of the Certificate of Incorporation, of the Company, as certified by the Secretary of State of Delaware, and the Bylaws of the Company are complete and correct copies of the Certificate of Incorporation and the Bylaws of the Company as amended and in effect on the date hereof. All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of the Company are contained in the minute book of the Company and no minutes or actions in writing without a meeting have been included in such minute book since such delivery to ARS that have not also been delivered to ARS.

     3.02. Capitalization of the Company. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.001 per share, of which 500,000 shares are outstanding, and 1,000,000 shares of preferred stock, none of which is outstanding. All outstanding shares are duly authorized, validly issued, fully paid and non-assessable.

     3.03. Subsidiaries and Investments. The Company does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization.

     3.04. Authority. The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Company Common Stock in accordance with the terms hereof, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the transactions contemplated hereby and the issuance of the Company stock in accordance with the terms hereof.

     3.05. No Undisclosed Liabilities. Other than as described in Exhibit 3.05 hereto, the Company is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due.

     3.06. Litigation. There is no litigation, proceedings or investigation pending or to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or, to the knowledge of the Company, against any officer, director, or stockholder of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operation, affairs or condition of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

     3.07. Title To Assets. The Company has good marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the Company's financial statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in the Company's financial statements or on any Exhibits attached hereto.

     3.08. Contracts and Undertakings. Exhibit 3.08 attached hereto contains a list of all contracts, agreements, leases, licenses, arrangements commitments and other undertakings to which the Company is a party or by which it or its property is bound. Each of said contracts, agreements, leases, licenses, arrangements, commitments and undertakings is valid, binding and in full force and effect. The Company is not in material default, or alleged to be in material default, under any contract, agreement, lease, license, commitment, instrument or obligation and, to the knowledge of the Company, no other party to any contract, agreement, lease, license, commitment, instrument or obligation to which the Company is party is in default thereunder nor, to the knowledge of the Company, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

     3.09. Underlying Documents. Copies of all documents described in any Exhibit attached hereto (or a summary of any such contract, Agreement or commitment, if oral) have been made available to ARS and are complete and correct and include all amendments, supplements or modifications thereto.

     3.10 Transactions with Affiliates, Directors and Shareholders. There are and have been no contracts, agreements, arrangements or other transactions between the Company, and any officer director, or 5% stockholder of the Company, or any corporation or other entity controlled by any such officer, director or 5% stockholder, a member of any such officer, director or 5% stockholder's family, or any affiliate of any such officer, director or 5% stockholder.

     3.11. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company, or any agreement, contract or instrument to which the Company is a party or by which it or any of its assets are bound.

     3.12. Disclosure. Neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to ARS and the Shareholders by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein no misleading.

     3.13. Financial Statements. The financial statements of the Company present fairly the financial position and results of operations of the Company, on a consistent basis. The financial records of the Company are of such a character and quality that an unqualified may be performed within 75 days of the Closing. As of the Closing, Company shall have no liabilities.

     3.14. Absence of Material Changes. Since July 31, 1997 except as described in any Exhibit hereto or as required or permitted under this Agreement, there has not been:

                  3.14(a) any material change in condition (financial or otherwise) of the properties, assets, liabilities or business of Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

                  3.14(b) any redemption, purchase or other acquisition of any shares of capital stock of Company, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by ARS relating to their authorized or issued capital stock.

                  3.14(c) Any amendment to the Certificate of Incorporation of Company.

IV.  SURVIVAL OF REPRESENTATINS, WARRANTIES AND COVENANTS

     All representations, warranties and covenants of the Company and ARS contained herein shall survive the consummation of the transactions contemplated herein and remain in full force and effect.

V.   CONDITIONS TO CLOSING

     5.01. Conditions to Obligation of ARS. The obligations of ARS and Shareholders under this Agreement shall be subject to each of the following conditions:

                  5.01(a) Representations and Warranties of Company to be True. The representations and warranties of Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

                  5.01(b) No Legal Proceedings. No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

                  5.01(c) Statutory Requirements. All statutory requirements for the valid consummation by Company of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all Governments and other persons required to be obtained in order to permit consummations by Company of the transactions contemplated by this Agreement, to continue unimpaired in all material respects immediately following the Closing shall have been obtained.

                  5.01(d) Closing Documents. Company shall have executed and delivered all documents required to be executed and delivered by Company pursuant to Section 1.04.

                  5.02. Conditions to Obligations of Company. The obligation of Company under this Agreement shall be subject to the following conditions:

         5.02(a) Representations and Warranties of ARS to be True. The representations and warranties of ARS herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though mad at the Closing; Purchaser shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing.

         5.02(b) No Legal Proceedings. No injunction or restraining order shall be in effect prohibition this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

         5.02(c) Statutory and Other Requirements. All statutory requirements for the valid consummation by ARS of the transactions contemplated by this Agreement shall have been fulfilled; all authorizations, consents and approvals of all Governmental agencies and authorities required to be obtained in order to permit consummation by ARS of the transactions contemplated by this Agreement shall have been obtained.

VI.  TERMINATION OF OBLIGATIONS AND WAIVERS OF CONDITIONS; PAYMENT OF EXPENSES

     6.01. Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement, may be terminated at any time before the Closing by mutual consent of ARS and Company.

     6.02. Payment of Expenses; Waiver of Conditions. In the event that this Agreement shall be terminated pursuant to Section 6.01 all obligations of the parties under this Agreement shall terminate and there shall be no liability of any party to the other. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and performance of and compliance with all agreements and conditions contained herein or therein on counsel. If any of the conditions specified in Section 5.01 hereof has not been satisfied, Company may nevertheless at its election of ARS proceed with the transactions contemplated hereby and if any of the conditions specified in Section 5.02 hereof has not been satisfied, Company may nevertheless at its election proceed with the transactions contemplated hereby. In the event that the Closing shall be consummated, each party hereto will pay all of its costs and expenses in connection therewith.


         6.02(a) ARS shall have executed and delivered all documents required to be executed and delivered by ARS pursuant to Section 1.04.

VII. MISCELLANEOUS

     7.01. Finder's Fees, Investment Banking Fees. Neither ARS nor the Company have retained or used the services of any person, firm or corporation in such manner as to require the payment of any compensation as a finder or a broker in connection with the transactions contemplated herein.

     7.02. Tax Treatment. The transactions contemplated hereby is intended to qualify as a so-called "tax-free" reorganization under the provisions of
Section 368 of the Internal Revenue Code. Company and ARS acknowledge, however, that they each have been represented by their own tax advisors in connection with this transactions; that neither has made any representation or warranty to the other with respect to the treatment of such transaction of the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

     7.03. Further Assurances. From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

     7.04. Parties in Interest. Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

     7.05. Entire Agreement; Amendments. This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to tits subject matter, There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

     7.06. Headings, Etc. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

     7.07. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

     7.08. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     7.09. Governing Law. This Agreement shall be governed by the laws of the State of California applicable to contracts to be performed in the State of California.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.



ANGUS CORPORATION                            ASSET RETRIEVAL SERVICES, INC.

By:    /s/ Jehu Hand                         By:    /s/ Barry Lotz
   ------------------------                     ------------------------

Name:  Jehu Hand                             Name:  Barry Lotz
     ----------------------                       ----------------------

Title: President                             Title: President
      ---------------------                        ---------------------

                                  SCHEDULE I



                                                              No. of
     No. of                                                   Company
       ARS                                                   Shares to
     Shares    Name                                         be received
     ------    -----------                                  -----------

         80  Bedker, Gary                                          1,920
         80  Berger, Dr. Robert                                    1,920
         80  Bloom, Eric                                           1,920
         80  Brown, Howard                                         1,920
         80  Gronemeier, Donald                                    1,920
         80  Hanson, Pauline                                       1,920
         80  Hedberg, Nancy                                        1,920
         80  Hernandez, Anthony                                    1,920
         80  Hull, Robert                                          1,920
         80  Korobey, William                                      1,920
         80  Levin, Arthur                                         1,920
         80  Luckerath, Carl                                       1,920
         80  McDonald, Malcolm                                     1,920
         80  Orlich, Lucia                                         1,920
         80  Partridge, Helen                                      1,920
         80  Peterman, Earl                                        1,920
         80  Rutherford, Morrison                                  1,920
    133,715  Barry, Lotz                                       2,219,669
    100,286  Douglas, Freeland                                 1,664,748
    100,286  Robert L. Wagaman (D&B Asset Management)          1,664,748
     37,142  Barry Lotz as Trustee for Paul Nicholson            616,557
        160  Bitterman, Adolphe                                    3,840
        160  Bunsah, Rointan                                       3,840
        160  Frank, Jannealle                                      3,840
        160  Gay, William                                          3,840
        160  Hadley, Dr. Alan                                      3,840
        160  Hoffman, Darol                                        3,840
        160  Hassey, Carleton                                      3,840
        160  Johnson, Robert                                       3,840
        160  Lambert, Johnny                                       3,840
        160  Mocilnikar, Gabriel                                   3,840
        160  Murphy, Jerry                                         3,840
        160  Overhoiser, Merlin                                    3,840
        160  Paxton, Lester                                        3,840
        160  Pflaum, William                                       3,840
        160  Phillips, William                                     3,840
        160  Ryerson, Theodore                                     3,840
        160  Simmons, Jerry                                        3,840
        160  Soule, Eugene                                         3,840
        240  Gaynor, Wilena                                        5,760
        320  Lesem, Rolf                                           7,680

                                                              No. of
     No. of                                                   Company
       ARS                                                   Shares to
     Shares    Name                                         be received
     ------    -----------                                  -----------

        240  Fisch, A.
        160  Sodle, Eugene J.
        320  Lindsay, Mark                                         7,680
        400  Cavin, L.F.                                           9,600
        400  Davis, Walter                                         9,600
        400  Furry, Dennis                                         9,600
        400  Hammond, Richard                                      9,600
        400  Huse, Wilfred                                         9,600
        400  Karou, Richard                                        9,600
        400  Lambeer, Peter                                        9,600
        400  Magnus, Vernon                                        9,600
        400  Morrison, James                                       9,600
        400  Nicholson, Nick                                       9,600
        400  Post, Jerome                                          9,600
        416  Sherwood, William                                     9,984
        480  Lessem, Rolph                                        11,520
        640  Ledger, Peter                                        15,360
      1,600  Girdis, John                                         38,400
      1,600  Stains, George                                       38,400
        100  Finnial, Charles                                      2,400
        100  Morgan, Henry                                         2,400
        100  Oliver, Frederick                                     2,400
        100  Phinney, Barbara                                      2,400
        100  Roy, David                                            2,400
        100  Schmidt, Alvin                                        2,400
        200  Anderson, Roy                                         4,800
        200  Cumbaa, William                                       4,800
        200  Dalquist, Howard                                      4,800
        200  Hamm, Eugene                                          4,800
        200  Jones, Richard                                        4,800
        200  Linkletter, Patricia                                  4,800
        200  Lita, Carlos                                          4,800
        200  Roberts, James                                        4,800
        300  Botti, Ralph                                          7,200
        300  Carney, Michael                                       7,200
        400  Culver, John                                          9,600
        400  Rock, Robert                                          9,600
        500  Letterman, Liana                                     12,000
        500  Lorenzo, Timothy                                     12,000
        800  Hardy, Thomas                                        19,200

                                                              No. of
     No. of                                                   Company
       ARS                                                   Shares to
     Shares    Name                                         be received
     ------    -----------                                  -----------

        800  Huston, Craig                                        19,200
        800  Pederson, Daniel                                     19,200
        800  Roth, Hanna                                          19,200
        800  Steiler, Richard                                     19,200
        800  Stevens, Wayne                                       19,200
        800  Takusaqawa, Kazuo                                    19,200
      1,000  Evanoff, James                                       19,200
        100  Throm, Drban                                         24,000

                                EXHIBIT 2.02(b)


None

                                 EXHIBIT 2.10

                               Contracts of ARS

                                 EXHIBIT 2.12

                          ARS Interested Transactions

                                 EXHIBIT 2.14

                       ARS Intellectual Property Rights

                                 EXHIBIT 3.05

                        Undisclosed Company Liabilities

                                 EXHIBIT 3.08

                               Company Contracts

Only contract is Atlas Stock Transfer.  See price list attached.

                             ATLAS STOCK TRANSFER
                                  CORPORATION


                            EFFECTIVE JUNE 17, 1996


A    INITIAL FEE

         Setup master files
         (a) New issue - per 100 accounts...... $200.00
         (b) Conversion - Dependent upon condition of
                          of existing records.....Variable

B.   ISSUANCE AND TRANSFER OF CERTIFICATES:

     1.  Fee billed to purchasing broker or shareholders.
         (a) For each prepaid certificate issued. $15.00
         (b) Restricted certificates              $25.00

C.   REPORTS

     1.  Shareholder Report
         (a) Accounts printed.....................$  .05
         (b) Certificates printed.................$  .02
         (c) Minimum charge.......................$35.00

     2.  Historical Report
         (a) Accounts printed.....................$  .05
         (b) Certificates printed.................$  .02
         (c) Minimum charge...................... $35.00

     3.  Name and address labels
         (a) Accounts printed....................$  .05
         (b) Certificates printed................$  .02
         (d) Minimum charge......................$35.00

D.       ADDITIONAL SERVICES
         (a) Audit Confirmation..................$10.00
         (b) Faxes (per page)....................$ 1.00
         (c) Fees for services such as dividends, mergers, mailings, proxies, special reports, etc., will be set on the basis of an analysis of costs and word performed.

     This schedule does not include out-of-pocket expenses which are reimbursable by the company such as postage, insurance, printing of certificates, checks, envelopes, proxies and legal fees, etc.

        5899 South State Street o Salt lake City, Utah 84107 o
             Ph: (801) 266-7151 o Fax: (801)262-0907